Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of                     , 2015, by and between GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (“Seller”), and              (“Stockholder”), a stockholder of NeoGenomics, Inc., a Nevada corporation (“Parent”). Certain capitalized terms used in this Agreement that are not defined herein or in Section 7 shall have the meaning given to such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the number of shares of Parent Common Stock listed next to his, her or its name on Schedule A;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, Parent and NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of Parent (“Buyer”), are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for the sale to Buyer of Seller’s right, title and interest in and to the issued and outstanding shares of common stock of Clarient, Inc. (the “Stock Purchase”);

WHEREAS, in connection with the Stock Purchase, Parent shall issue (i) 14,666,667 shares of Parent Preferred Stock and (ii) 15,000,000 shares of Parent Common Stock, to Seller (collectively, the “Stock Issuance”); and

WHEREAS, as a condition and inducement to Seller’s willingness to enter into the Stock Purchase Agreement, Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Subject Securities.

(a) Voting of Subject Securities. Prior to the Termination Date, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Stockholder shall be present (in person or by proxy) and shall vote the Subject Securities as follows: (a) in favor of the Proposals and any other matter required to be approved by Parent’s stockholders in order to effect the transactions contemplated by the Stock Purchase Agreement and the consummation thereof; and (b) against the approval or adoption of: (i) any proposal which is in opposition to the Proposals or any of the transactions contemplated by the Stock Purchase Agreement or which would reasonably be expected to interfere with or delay the consummation of any of the transactions contemplated by the Stock Purchase Agreement, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries other than a reverse stock split, (iii) any Acquisition Proposal or any agreement or arrangement constituting or related to any Acquisition Proposal, and (iv) any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Buyer under the Stock Purchase Agreement or which could result in any of the conditions to the consummation of the Stock Purchase under the Stock Purchase Agreement not being fulfilled.

(b) Beneficial Owner. If Stockholder is the beneficial owner, but not the record holder, of the Subject Securities, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Securities as provided for in Section 1(a). Stockholder shall cause of all of the Subject Securities to be counted as present at any meeting of the stockholders of Parent called pursuant to Section 1(a).

2. Irrevocable Proxy.

(a) Grant of Proxy. In furtherance of Stockholder’s covenants and agreements set forth herein, Stockholder hereby irrevocably grants to, and appoints, until the termination of this Agreement, Seller and any person or persons designated in writing by Seller, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Subject Securities, or grant a written consent in respect of the Subject Securities, or execute and deliver a proxy to vote or grant a written consent in respect of the Subject Securities, on the matters and in the manner specified in Section 1(a) of this Agreement (including motions to adjourn and other matters incident to the conduct of any meeting of stockholders that are in furtherance of the actions specified in Section 1(a)). Stockholder represents and warrants to Seller that any proxies heretofore given by it in respect of the Subject Securities are not irrevocable, and that any such proxies are hereby revoked, and Stockholder agrees to provide a written notice of revocation of such proxies to the relevant proxy holders (if any).

(b) Irrevocable Proxy. Stockholder hereby affirms that the irrevocable proxy given pursuant to Section 2(a) is given in connection with, and in consideration of, the execution of the Stock Purchase Agreement by Seller, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder further affirms that such proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done in compliance with the provisions of Section 2(a) by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Subsection 5 of NRS 78.355 of the Nevada Revised Statutes until the Termination Date.

3. Agreement to Retain Shares.

(a) Restriction on Transfer. Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer (by merger, consolidation or otherwise by operation of law) of any of the Subject Securities.

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, Stockholder will: (i) ensure that none of the Subject Securities is deposited into a voting trust; (ii) not enter into any other voting agreement, voting trust or other arrangement with respect to the Subject Securities; and (iii) not grant any power of attorney or give any proxy (other than the Proxy granted herein).

(c) Permitted Transfers. Section 3(a) shall not prohibit a transfer of Parent Common Stock by Stockholder (i) upon the death of Stockholder, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, or (iii) solely as permitted on Schedule B hereto]; provided, however, that a transfer referred to in clauses (i) or (ii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Seller, to be bound by the terms of this Agreement.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Seller as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his, her or its Affiliates or properties is or may be bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is settlor or trustee or any other person or entity, including any Governmental Authority, whose consent, approval, order or authorization is required by or with respect to Stockholder for the execution, delivery and performance of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby.

(c) Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (in certificate form) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record in Certificate Form” on Schedule A hereto; (b) Stockholder Owns the additional securities of Parent set forth under the heading “Shares Held in Street Name” on Schedule A hereto; and (c) Stockholder holds the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on Schedule A hereto.

(d) Reliance. Stockholder has had the opportunity to review the Stock Purchase Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Seller is entering into the Stock Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(e) Absence of Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Securities) that could reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Accuracy of Representations. The representations and warranties of Stockholder contained in this Agreement are accurate in all respects as of the date of this Agreement, and will, subject to Permitted Transfers, be accurate in all respects at all times through and including the Termination Date.

5. Additional Agreements and Covenants.

(a) Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Seller may request for the purpose of carrying out and furthering the intent of this Agreement. Furthermore, Stockholder will not take or permit to be taken any other action that would in any way restrict, limit or interfere with the performance of the obligations and covenants of Stockholder contained in this Agreement.

(b) Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Stock Purchase Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its spouse, counsel and advisors, if any) without the prior written consent of Seller, except for disclosures Stockholder’s counsel advises are necessary in order to comply with applicable Law, in which event Stockholder shall give notice of such disclosure to Seller as promptly as practicable so as to enable Seller to seek a protective order from a court of competent jurisdiction with respect thereto.

(c) No Solicitation. Stockholder shall not, and shall direct and use commercially reasonable efforts to cause its Affiliates and representatives not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal.

(d) Documentation and Information. Stockholder (i) consents to and authorizes the publication and disclosure by Seller and Parent of Stockholder’s identity and holding of Subject Securities, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or disclosure document required in connection with the Stock Purchase Agreement and any transactions contemplated by the Stock Purchase Agreement, and (ii) agrees to give to Seller and Parent as promptly as practicable any information related to the foregoing that Seller and Parent may reasonably require for the preparation of any such disclosure documents. Stockholder agrees to notify Seller and Parent as promptly as practicable of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure documents, if and to the extent Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(e) Action in Stockholder Capacity. Stockholder makes no agreement or understanding herein as a director or officer of Parent. Stockholder is signing this Agreement in his or her capacity as an Owner of Subject Securities and nothing in this Agreement limits or affects any actions taken by Stockholder as an officer or director of Parent.

6. Miscellaneous.

(a) Survival of Representations, Warranties and Agreements. All representations and warranties made by Stockholder in this Agreement shall survive until the earlier to occur of (i) the consummation of the Stock Issuance, and (ii) the Termination Date.

(b) Assignment; Binding Effect. Except as provided herein, Stockholder shall not assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement, and any attempted assignment in violation of this Section 6(b) shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding on Stockholder and his, her or its heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Seller and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. This Agreement is for the sole benefit of the parties and their respective successors, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party.

(c) Remedies; Specific Performance.

(i) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(ii) The parties agree that irreparable damage would occur and the parties would not have an adequate remedy at Law if any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Accordingly, Stockholder agrees that the Seller will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement or the Proxy and to enforce specifically the terms and provisions of this Agreement and the Proxy without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and Stockholder agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the Proxy, and to specifically enforce the terms of this Agreement and the Proxy to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Stockholder under this Agreement and the Proxy.

(d) Waiver. No failure on the part of Seller to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Seller preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Seller shall not be deemed to have waived any claim available to Seller arising out of this Agreement, or any power, right, privilege or remedy of Seller under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Seller; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(e) Governing Law; Venue. This Agreement, the Proxy and any Action arising out of or relating in any way to this Agreement or the Proxy, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute), shall be governed by, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to any choice of law rules that would cause the application of laws of any jurisdiction other than those of the State of Nevada. Any Transaction Dispute will exclusively be brought and resolved in any state or federal court located in the State of Nevada, and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, Stockholder irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, as specified in Section 6(k), of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of Nevada.

Nothing contained in this Section 6(f) shall be deemed to limit or otherwise affect the right of Seller to commence any Action or otherwise proceed against Stockholder in any other forum or jurisdiction. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Nevada for any purpose except with respect to any Transaction Dispute.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, STOCKHOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY TRANSACTION DISPUTE AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) STOCKHOLDER HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION AGREEMENTS. SELLER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(F) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF STOCKHOLDER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(f) Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Parent Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of Parent, the term “Subject Securities” shall be deemed to refer to and include the Subject Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Securities may be changed or exchanged.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

(h) Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute and contain the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts between the parties respecting the subject matter hereof and thereof. This Agreement (including the schedule hereto) may be amended, restated supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or provision to be waived, in each case duly executed by both parties.

(i) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(j) Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6(k)); or (c) one (1) Business Day after deposit with overnight courier service or, in each case to the addresses set forth below (or such other address, facsimile number, e-mail address as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6(k)).

(k) Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

(l) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7. Certain Definitions. For purposes of this Agreement,

(a) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

(b) “Parent Preferred Stock” shall mean the Series A preferred stock, par value $0.001 per share, of Parent.

(c) Stockholder shall be deemed to “Own” those securities that are held (i) of record (in certificate form) by Stockholder or (ii) through a broker, bank or nominee as the beneficial owner in street name, in each case, in his, her or its individual capacity as set forth on Schedule A.

(d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Authority.

(e) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement as set forth next to Stockholder’s name on Schedule A and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date. For the avoidance of doubt, Subject Securities do not include any securities held by an affiliated entity unless such securities are listed on Schedule A.

(f) The term “Termination Date” means the earlier to occur of (i) the date of the satisfaction of the Closing Condition set forth in Section 10.01(d) of the Stock Purchase Agreement or (ii) the date the Stock Purchase Agreement terminates in accordance with its terms.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Seller; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Seller; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

The parties have caused this Agreement to be duly executed on the date first above written.

SELLER:

GE Medical Holding AB

By:
Name:
Title:

Address for notices:

STOCKHOLDER:

Name:

Address for notices: